Exhibit 99.1
VAREX ANNOUNCES SUCCESSFUL COMPLETION OF DEBT REFINANCING

SALT LAKE CITY, March 16, 2026 – Varex Imaging Corporation (Nasdaq: VREX) today announced it has entered into a Credit and Guaranty Agreement (the “Credit Agreement”), dated as of March 13, 2026, which includes a secured term loan facility in aggregate principal amount of $350 million, a secured revolving credit facility in aggregate principal amount of $100 million and a secured delayed draw term loan facility in aggregate principal amount of $40 million (collectively, the “Credit Facility”), providing for aggregate commitments of $490 million and maturing on March 13, 2031. Zions Bancorporation, N.A. (“Zions”) acted as lead arranger and bookrunner for the new Credit Facility and will act as the administrative agent and collateral agent. In connection with the closing, Varex irrevocably deposited funds with the trustee to redeem its $368 million aggregate principal amount of outstanding 7.875% Senior Secured Notes due 2027, with the redemption to occur on March 16, 2026. Varex also terminated its previously existing $155 million revolving credit facility.

“We are excited to have successfully closed the new credit agreement and redeemed our senior secured notes, strengthening our balance sheet and improving our cost of capital,” said Sam Maheshwari, Chief Financial Officer of Varex Imaging Corporation. “We expect that the reduced debt and lower interest rate will improve financial flexibility, support improved free cash flow generation and enable continued investment in our core business while prioritizing long-term shareholder value,” added Maheshwari.

Borrowings under the Credit Agreement bear interest at a variable rate equal to the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin, which is determined based on the company’s consolidated net leverage ratio. In connection with the financing, the company entered into an interest rate swap that effectively converts the variable SOFR component to a fixed SOFR of 3.65%. As of the closing of the Credit Agreement, the applicable margin is 2.50%.

In connection with the refinancing, the company used approximately $42 million of cash, consisting of an $18 million net reduction in outstanding debt, approximately $7 million in call premium paid to the Senior Secured Note holders, approximately $12 million of accrued interest on the redeemed notes, and approximately $5 million in transaction fees.

The refinancing is expected to reduce annualized cash interest expense by more than $7 million, reflecting lower interest rates and an $18 million reduction in outstanding debt.

Additional information concerning the Credit Facility is disclosed in Varex’s Form 8-K filed with the Securities and Exchange Commission today, March 16, 2026.

About Varex
Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems, as well as X-ray imaging systems for industrial applications. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs
1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

approximately 2,400 people located in North America, Europe, and Asia. For more information visit vareximaging.com.

Forward-Looking Statements
Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “strengthen,” “improve,” “support,” “enable,” “prioritize,” “expect,” “estimate,” “anticipate,” “increase,” “project,” “can,” “should,” “would,” “could,” “may,” “intend,” “potential,” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include the need for greater borrowing under the Credit Facility than management’s current expectations, increases in the company’s consolidated net leverage ratio leading to higher interest rates, early termination of the company’s interest rate swap arrangement, and other factors that could cause interest rates to exceed current projections, as well as other risks set forth as risk factors in the company’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The company cautions you not to place undue reliance on the forward-looking statements contained in this release. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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For Information Contact:
Christopher Belfiore
Director of Investor Relations
Varex Imaging Corporation
801.973.1566 | investors@vareximaging.com
1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000